Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration File Nos. 333-104743, 333-144442, and 333-165075) of Forward Industries, Inc., of our report on our audits of the consolidated financial statements of Forward Industries, Inc. and Subsidiaries as of and for the years ended September 30, 2012 and 2011, dated December 20, 2012, which report appears in this Annual Report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2012.

/s/ CohnReznick LLP

Certified Public Accountants

December 20, 2012

New York, New York